EX-99.1 3 pr.htm PRESS RELEASE DATED JANUARY 11, 2013

FOR IMMEDIATE RELEASE

All American Pet Company Addresses Libelous Statements and Meritless Accusations Disseminated by a Disgruntled/Dismissed Former Employee

LOS ANGELES, CA--(Marketwire - Jan 11, 2013) - All American Pet Company, Inc. ( OTCQB : AAPT ) -- Announced today that the company's former controller by a letter dated January 10, 2013 to a select group of company investors, made a series of libelous statements and meritless accusations regarding its Chief Executive and President. The company believes that as a result of this former employee's selective, but unauthorized series of inaccurate disclosures to these investors -- the volume of the company's stock traded as of the close of business on January 10, 2013 increased to 41.18 million shares from a three month average daily volume of 1.374 million shares as reported by OTC Markets.com. The price per share of our common stock as of the close of business on Thursday, January 10, 2013 dropped -38.66% from the prior closing price of $.0269 to $.O165 per share. In his letter this former employee also solicited signed ballots from shareholders seeking the removal of the directors of the company.

The company views the statements made as libelous and defamatory, made with the intent to deceive and believes that those statements and the former employee's actions violate federal securities laws as well as civil and criminal law. These activities by a disgruntled former employee of AAPT have needlessly damaged the company and severely harmed company shareholders. The company has notified the appropriate regulatory authorities and is reviewing appropriate further actions.

Barry Schwartz, AAPT CEO, stated, "We regret this reckless and unscrupulous behavior." He further noted that, "I have spoken to dozens of investors today by phone from our Kansas facility where I am overseeing the production of millions of food bars and tons of treats to meet retailer demand. We remain focused on and confident of, the company's business and its future."

ABOUT: All American Pet Company produces, markets, and sells all-natural super-premium patented wellness products under proprietary brand names specifically for dogs.

Forward-Looking Statements

This news announcement contains or may contain certain "forward-looking statements." Forward-looking statements may include, without limitation, statements regarding AAPT's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. Such forward-looking statements are subject to significant risks and uncertainties, including those detailed in filings made by All American Pet Company, Inc. with the Securities and Exchange Commission. Accordingly we caution our readers that actual results may differ materially and adversely from our beliefs or expectations due to economic, business, competitive, market, financing and regulatory factors. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional risk factors and other disclosures we make in the reports filed with the Securities and Exchange Commission.

Contact:

Contact Information

All American Pet Company, Inc.

For more information on the company, visit:
www.allamericanpetcompany.com

Corporate Office: 310-689-7355

Investor Relations: 310-689-7357